CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-148813 on Form S-3 of our report dated March 16, 2007 (October 2, 2007 as to the restatement discussed in Note 22) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 22), relating to the consolidated financial statements and financial statement schedule of Winthrop Realty Trust as of December 31, 2006 and for the years ended December 31, 2006 and 2005 appearing in the Annual Report on Form 10-K of Winthrop Realty Trust for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
Boston, MA
March 31, 2008